Exhibit 99.1

InfuSystem Holdings, Inc.
31700 Research Park Drive
Madison Heights, MI 48071
248-291-1210

INVESTOR CONTACT:

Jonathan P. Foster

Chief Financial Officer

Info@InfuSystem.com

800-962-9656

FOR IMMEDIATE RELEASE

Wednesday, May 30, 2012

InfuSystem Holdings Modifies Bylaws to Align with Corporate Governance Best Practices;

Director Slate Elected by Overwhelming Shareholder Support at Annual Meeting

MADISON HEIGHTS, MI, May 30, 2012—InfuSystem Holdings, Inc. (NYSE MKT: INFU), the leading national provider of infusion pumps and related services for the healthcare industry, announced today it has implemented a number of substantive bylaw changes that enhance shareholder rights, as well as better align with ISS recommendations for corporate governance, including:

•	Reducing the percentage of shareholders required to call a special meeting of shareholders to 10 percent. It previously required a majority;

•	Shortening the notice requirement of shareholder director nominations and meeting proposals to 60-90 days from 90-120 days in advance of the anniversary of the prior year’s meeting;

•

Allowing a majority of shareholders to act by written consent rather than the prior 100% requirement, providing a means for investors to consider and vote on matters that could arise between annual meetings; and

•	Changing to a majority, rather than plurality, voting requirement for election of director nominees.

The Board also voted to withdraw the Rights Agreement, dated as of November 12, 2010 (i.e., the “poison pill”), which will be effected shortly.

InfuSystem Holdings, Inc. Governance Changes and Shareholder Meeting

“The InfuSystem Board has affirmed its commitment to transparent communication, strong corporate governance practices, and the highest ethical standards consistent with our stewardship responsibilities,” Executive Board Chairman Ryan Morris stated. “Boards, after all, serve at the pleasure of their shareholders. We firmly believe that acting in an owner-oriented fashion is the most responsible approach.”

The Company also reported that its newly constituted Board of Directors, elected by shareholders, received more than 99% of the votes cast for election at this year’s annual shareholders meeting on May 25, 2012.

“We appreciate this overwhelming vote of confidence from our shareholders,” added Morris. “The duly elected Board, working in concert with the new management team here, have, in short order, established the foundation from which the Company intends to achieve operational and strategic growth, and increase shareholder value.”

About InfuSystem Holdings, Inc.

InfuSystem Holdings, Inc. is the leading provider of infusion pumps and related services to hospitals, oncology practices and other alternate site healthcare providers. Headquartered in Madison Heights, Michigan, the Company delivers local, field-based customer support and also operates Centers of Excellence in Michigan, Kansas, California, and Ontario, Canada. The Company’s stock is traded on the NYSE MKT under the symbol INFU.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. These risks and uncertainties include general economic conditions, as well as other risks, detailed from time to time in the Company’s publicly filed documents.

Additional information about InfuSystem Holdings, Inc. is available at www.infusystem.com.